For More Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
ViaCell Reports First Quarter 2007 Financial Results
Cambridge, MA (May 1, 2007) ¯ ViaCell, Inc. (Nasdaq: VIAC) today announced its consolidated financial results for the three months ended March 31, 2007.
Total revenues were $14.5 million for the first quarter of 2007 compared to $12.1 million for the same period in 2006. Sales of ViaCord®, ViaCell’s product for the preservation of umbilical cord blood, generated revenues of $14.4 million in the first quarter of 2007, a 20% increase over the $11.9 million of revenues for the same period in 2006.
“We continue to expect 2007 annual sales of ViaCord to be in the range of $69 million to $71 million. We expect to see accelerated revenue growth in the coming quarters driven primarily by our field sales expansion and our marketing agreement with Mothers Work,” stated Marc D. Beer, President and Chief Executive Officer of ViaCell.
Total operating expenses in the first quarter of 2007 were $21.8 million compared to $18.2 million for the same period in 2006.
•	Cost of processing and storage revenues for the first quarter of 2007 were $2.6 million compared to cost of processing and storage revenues of $2.3 million for the first quarter of 2006.
•	Research and development expenses for the first quarter of 2007 were $3.3 million compared to research and development expenses of $3.5 million for the first quarter of 2006.
•	Sales and marketing expenses for the first quarter of 2007 were $11.1 million compared to sales and marketing expenses of $7.9 million for the first quarter of 2006. The increase relates primarily to ongoing marketing initiatives, the expansion of ViaCell’s field sales force and the marketing program with Mothers Work.
•	General and administrative expenses for the first quarter of 2007 were $4.8 million compared to general and administrative expenses of $4.6 million for the first quarter of 2006.
The net loss for the first quarter of 2007 was $6.7 million, or $0.17 per share, compared to a net loss of $5.1 million, or $0.13 per share, for the first quarter of 2006.
As of March 31, 2007, ViaCell had $47.4 million in cash, cash equivalents, and investments as compared to $51.2 million at December 31, 2006.
ViaCell now expects sales growth in the first half of 2007 to be lower than previously projected. The Company continues to expect to achieve its previously stated 2007 ViaCord sales guidance of $69 million to $71 million, a 28% to 31% increase over 2006 sales. The Company believes ViaCord sales growth will accelerate in the second half of 2007 and will be driven by the impact of its 2006 field sales expansion as well as its new marketing program with Mothers Work. ViaCell expects to see the benefit of this new marketing program beginning mid-year 2007. The Company continues to expect its net loss per share for the year ending December 31, 2007 to be in the range of $0.46 to $0.50 per share. This includes charges for stock-based compensation expense that are expected to be $0.09 to $0.10 per share for the year ending December 31, 2007. ViaCell expects to turn cash flow positive in the first half of 2008. The Company expects to utilize approximately $12 to $15 million of cash prior to achieving positive cash flow.
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ViaCell Reports First Quarter 2007 Results, Page 2
Conference Call and Webcast
ViaCell will host a conference call and live audio webcast with investment analysts today, May 1, 2007, at 10:00 a.m. Eastern Time to discuss its first quarter financial results. To participate by telephone, dial (913) 981-4902. A live audio webcast can be accessed on the ViaCell web site at http://www.viacellinc.com within the Investor Information section.
A replay of this conference call will be available for two weeks, beginning May 1, 2007 at 1:00 p.m. Eastern Time by dialing (719) 457-0820 and using the access code 9742144. In addition, a replay of the webcast will be archived on the ViaCell website in the Investor Information section.
About ViaCell
ViaCell, Inc. is a biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company markets ViaCord®, a product offering through which families can preserve their baby’s umbilical cord blood at the time of birth for possible future medical use in treating over 40 diseases including certain blood cancers and genetic diseases. ViaCell also conducts research and development primarily to investigate other potential therapeutic uses of umbilical cord blood-derived stem cells and on technology for expanding populations of these cells. ViaCell’s pipeline is focused in the areas of cancer, cardiac disease, diabetes and fertility. For more information about ViaCell, visit our website at http://www.viacellinc.com.
This press release contains forward-looking statements regarding the Company’s financial outlook, including the potential for growth in the ViaCord business, estimated charges for stock-based compensation, estimated net loss per share, forecasts for utilization of cash and achieving positive cash flow. These statements are based on management’s current expectations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. For example, the Company’s financial performance and its ability to achieve its expectations for growth and stated financial goals may be negatively affected by the impact of competition in the umbilical cord preservation industry, any changes in market acceptance for private cord blood banking, the impact of any potential adverse outcome in pending patent infringement litigation related to the cord blood preservation business, any further impact of a third party’s dispute with Mothers Work related to the rights granted to the Company, including if a court were to vacate the arbitrator’s decision, any unexpected material issues, delays or failures in the collection, processing or storage of umbilical cord blood by the Company or others in the industry, and by fluctuations in the level and timing of expenses, including as a result of difficulties or delays in the development of the Company’s product candidates, new licensing deals, collaborations, or other strategic efforts, adverse developments related to pending litigation or other disputes, or any other unexpected events. For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
— Financial Tables to Follow —

ViaCell Reports First Quarter 2007 Results, Page 3
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Processing and storage revenues	$14,362	$11,937
Grant revenues	95	144

Total revenues	14,457	12,081
Operating expenses:
Cost of processing and storage revenues	2,639	2,328
Research and development	3,278	3,466
Sales and marketing	11,121	7,922
General and administrative	4,800	4,638
Restructuring	—	(181)

Total operating expenses (Note 1)	21,838	18,173

Loss from operations	(7,381)	(6,092)
Interest income (expense):
Interest income	698	724
Interest expense	(1)	(26)

Total interest income, net	697	698
Loss before cumulative effect of change in accounting principle	(6,684)	(5,394)
Cumulative effect of change in accounting principle (Note 2)	—	283

Net loss	$(6,684)	$(5,111)

Net loss per share:
Loss before cumulative effect of change in accounting principle per common share, basic and diluted	$(0.17)	$(0.14)
Cumulative effect of change in accounting principle	—	0.01

Net loss per common share, basic and diluted	$(0.17)	$(0.13)
Weighted average shares used in basic and diluted net loss per share computation	38,669	38,295
Note 1:   The following table presents stock-based compensation expense included in the Company’s unaudited condensed consolidated statements of operations (in thousands):

	Three Months Ended
	March 31,
	2007	2006

Cost of processing and storage revenues	$14	$15
Research and development	50	104
Sales and marketing	80	57
General and administrative	469	535

Total stock-based compensation expense	$613	$711

Note 2:   The requirement of Statement of Financial Accounting Standards No. 123R (FAS 123R) to estimate future forfeitures resulted in a cumulative benefit of $283,000 in the three months ended March 31, 2006 from the adoption of FAS 123R related to estimating forfeitures rather than recording the benefit of the forfeitures as they occur.
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ViaCell Reports First Quarter 2007 Results, Page 4
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006

Cash, cash equivalents and investments	$47,418	$51,245
Accounts receivable, net	12,471	12,616
Other current assets	2,059	2,008
Property & equipment, net	8,234	8,376
Intangible assets, net	6,192	6,242
Other assets	1,795	1,795

Total assets	$78,169	$82,282

Current liabilities	18,293	17,865
Deferred revenue & rent	19,306	17,918
Contingent purchase price	8,155	8,155
Long-term debt	22	27
Stockholders’ equity	32,393	38,317

Total liabilities and stockholders’ equity	$78,169	$82,282

ViaCell® and ViaCord® are federally registered trademarks of ViaCell, Inc.
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